Exhibit 5.1

John G. Nossiff	PO Box 258
Attorney at law*	Alton Bay NH, 03810

*Admitted in Massachusetts and New Hampshire

SCWorx Corp.	January 7, 2026
35 Village Rd., Suite 100
Middleton, MA 01949

Attention: Timothy Hannibal, CEO

Gentlemen:

We have acted as legal counsel to SCWorx Corp., a Delaware Corporation (the “Company”), in connection with preparation of a registration statement on Form S-1, with respect to the registration for resale under the Securities Act of 1933, as amended, of an aggregate of up to 53,220,845 shares of the Company’s common stock (the “Shares”). The Shares are comprised of shares of common stock which are issuable pursuant to the following Warrants to Purchase Common Stock: the July Warrants, the November Warrants, the January Warrants and the Reload Warrants, in each case as defined and described in the Registration Statement.

We call your attention to the fact that we have only been retained as legal counsel to the Company from time to time since on or about April 15, 2018 and have not represented the Company generally. In addition, the Company has retained other counsel with respect to certain matters, including employment, litigation, SEC reporting and governmental matters.

This firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule A hereto. In the course of our representation of the Company in connection with the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of those assumptions is inappropriate and, with your concurrence, the opinions expressed hereafter are based upon those assumptions. For purposes of those assumptions, the Enumerated Parties referred to in Schedule A are the Company and its officers and directors.

In connection with this Opinion Letter, we have examined the documents listed on Schedule B attached hereto (collectively, the “Documents”).

We have, without independent investigation, relied upon the representations and warranties of the various parties as to statements of fact contained in the Documents.

We have not made any independent review or investigation of UCC filings or conducted any searches of any offices of public officials in any applicable jurisdiction with respect to orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor him and him and e existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company. The Company has certified to us that in no case will any Shares be issued for consideration having a value less than the par value of the Share.

With your concurrence, the opinions hereafter expressed, whether or not qualified by language such as “to our knowledge”, and are based solely upon (1) our review of the Documents, (2) the conscious awareness of those of our attorneys who have given substantive legal representation to the Company in connection with the Registration Statement, and (3) such review of published sources of law as we have deemed necessary.

With respect to the opinions herein contained as to the legality of the common stock, our opinions hereafter expressed are limited to the Delaware General Corporation law.

The opinion hereafter expressed in numbered opinions 1 is subject to and may be affected by:

(i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, or assignment for the benefit of creditors laws and other laws affecting the rights and remedies of creditors generally, including without limitation laws regarding fraudulent transfers, fraudulent conveyances, preferences, avoidance, automatic stay and turn-over;

(ii) general principles of equity, including without limitation those governing the availability of equitable remedies, affording equitable defenses, requiring good faith, fair dealing and reasonableness in the performance and enforcement of a contract, and affording defenses based upon unconscionability, lack of notice, impracticability or impossibility of performance; and

(iii) general rules of contract law with respect to matters such as the election of remedies, the limits of severability, mutuality of obligations, and opportunity to cure, limitations on the enforceability of indemnification, contribution or exculpation provisions under applicable securities laws or otherwise and limitations on the enforceability of provisions which are in violation of public policy.

We express no legal opinion upon any matter other than those explicitly addressed in numbered paragraphs 1 below, and our express opinion therein contained shall not be interpreted to be implied opinions upon any other matter.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares which are issuable pursuant to the Warrants have been duly authorized, and, when issued and paid for in accordance with the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the reference to this Opinion Letter in the Prospectus which forms a part of the Registration Statement, the reproduction of the opinion as an exhibit to the Registration Statement and being named in the Registration Statement as counsel to the issuer in connection with the validity of the Shares.

This opinion may only be relied upon with respect to whether the Shares being sold under the Registration Statement are duly authorized, and when issued, validly issued, fully paid and nonassessable, and for no other purpose.

THE NOSSIFF LAW FIRM, LLP

By:	/s/ John G. Nossiff/s
John G. Nossiff, Partner

SCHEDULE A

THE NOSSIFF LAW FIRM LLP

STANDARD ASSUMPTIONS

In rendering legal opinions in third party transactions, The Nossiff Law Firm LLP makes certain customary assumptions described below:

1.	Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents and perform the Transaction.

2.	Each person other than the Enumerated Part(ies) has all requisite power and authority and has taken all necessary corporate or other action to enter into those documents to which it is a party or by which it is bound, to the extent necessary to make the Documents enforceable against it.

3.	Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

4.	All official public records are accurate, complete and properly indexed and filed.

5.	There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence by or among any of the parties to the Documents.

6.	There are no agreements or understandings among the parties to the documents, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of any of the Documents.

SCHEDULE B

LIST OF DOCUMENTS

In connection with the Opinion Letter to which this Schedule B is attached, we have reviewed the following Documents. However, except as otherwise expressly indicated, we have not reviewed any other documents, instruments or agreements referred to in or listed upon any of the following Documents.

1.	Resolutions of the board of directors of the Company pertaining to the Warrants and the Registration Statement.

2.	An amendment to the Company’s Certificate of Incorporation filed with the Delaware Secretary of State December 10, 2025, increasing the number of Company’s authorized shares to 155,000,000 shares.

3.	A Certificate of Chris Kohler and Tim Hannibal, the Chief Financial Officer and CEO of the Company, respectively (the “Corporate Certificate”), as to certain matters, as to which we have relied exclusively, including certifying that in no case will any Shares registered on the Registration Statement be issued for consideration less than the par value of such Share.

4.	The Warrants, which were executed by the Company in connection with the shares of common stock comprising the Shares.

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